Exhibit 99.1

CARMAX BOARD ELECTS TWO NEW DIRECTORS
Two Board Members Announce Departures

Richmond, Va. – February 2, 2018 – CarMax, Inc. (NYSE:KMX) today announced that its board of directors has elected Peter Bensen and Robert Hombach to membership on the board effective April 1. Bensen and Hombach will both serve on the Audit Committee.

Bensen, 55, retired from McDonald’s Corporation in 2016 as its chief administrative officer. During his 20-year tenure he held various leadership positions including executive vice president and chief financial officer. Before joining McDonald’s in 1996, Bensen was a senior manager at Ernst & Young LLP.

Hombach, 51, is the retired executive vice president, chief financial officer and chief operations officer of Baxalta, a biopharmaceutical company spun off from its parent, Baxter, in 2015. Hombach began his career at Baxter, a global healthcare company, in 1989 and served in several roles there, including chief financial officer and treasurer.

“We are pleased to welcome Pete and Bob to the CarMax board,” said Bill Nash, chief executive officer of CarMax. “Their considerable executive leadership and operational experience, as well as their deep financial knowledge, will make them both highly valuable additions to our board.”

In addition, two board members have announced plans to retire from the CarMax board. Jeff Garten, Dean Emeritus, Yale School of Management, has announced his intention to retire from the board at the company annual meeting on June 26, 2018. Garten has served on the board since 2002. John Standley, chairman and chief executive officer of Rite Aid Corporation, is retiring from the board effective January 29, 2018 due to other business demands. Standley joined the board in 2016.

“I want to thank both Jeff and John for their service to our board,” Nash said. “Both have contributed to CarMax during their tenure, with Jeff serving as one of our original board members.”

About CarMax
CarMax is the nation’s largest retailer of used cars and operates more than 185 stores in 40 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For nearly 25 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 24,000 associates nationwide and for 13 consecutive years has been named as one of the FORTUNE 100 Best Companies to Work For®. During the 12 months ending February 28, 2017, the company retailed 671,294 used cars and sold 391,686 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

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Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597
Media:
pr@carmax.com, (855) 887-2915